Exhibit 99.1

September 30, 2015

Dicerna to Present Advances in Conjugate Delivery

Technology at Leerink Partners Rare Disease Roundtable

Increased Potency of DsiRNA-EX Conjugates Seen at Low Doses in Preclinical Studies

CAMBRIDGE, Mass. — Dicerna Pharmaceuticals, Inc. (NASDAQ: DRNA), a leading developer of RNA interference (RNAi) therapeutics, today announced that Douglas M. Fambrough, Ph.D., president and chief executive officer, will present at the Leerink Partners 4th Annual Rare Disease Roundtable. The presentation will take place on Wednesday, September 30, 2015 at 10:40 a.m. ET at Le Parker Meridien Hotel in New York City.

The presentation will include new data showing advances in delivery potency with DsiRNA-EX Conjugates. In mice, a single dose of ~0.6 mg/kg mediated 50% reduction in gene expression. This is comparable to or better than results for similarly delivered RNA molecules currently in clinical development.

“We are very pleased with the performance of our latest DsiRNA-EX Conjugates in preclinical studies,” said Bob D. Brown, Ph.D., chief scientific officer and senior vice president of research and development at Dicerna. “Our continued rapid progress illustrates the power and flexibility of Dicerna’s proprietary DsiRNA platform. We are now applying our advances in potency across multiple target genes to build a pipeline of investigational liver-targeted therapies.”

A live webcast of the presentation can be accessed by visiting “Events & Presentations” in the Investors and Media section on the Company’s website at www.dicerna.com. An archived replay of the webcast will be available on the Company’s website after the conference.

About Dicerna Pharmaceuticals, Inc.

Dicerna Pharmaceuticals, Inc., is a biopharmaceutical company focused on the discovery and development of innovative treatments for rare, inherited diseases involving the liver and for cancers that are genetically defined. The company is using its proprietary RNA interference (RNAi) technology platform to build a broad pipeline in these therapeutic areas. In both rare diseases and oncology, Dicerna is pursuing targets that have been difficult to address using conventional approaches, but where connections between targets and diseases are well understood and documented. The company intends to discover, develop and commercialize novel therapeutics either on its own or in collaboration with pharmaceutical partners.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. DsiRNA-EX Conjugate-mediated delivery technology is in preclinical development, and the process by which a preclinical technology could potentially lead to an approved product is long and subject to significant risks and uncertainties. Applicable risks and uncertainties include those relating to our preclinical and clinical research and other risks identified under the heading “Risk Factors” included in our most recent Form 10-K filing and in other future filings with the SEC. The forward-looking statements contained in this press release reflect Dicerna’s current views with respect to future events, and Dicerna does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Investor Contact:

Westwicke Partners

Peter Vozzo, 443-213-0505

peter.vozzo@westwicke.com

Media Contact:

SmithSolve

Alex Van Rees, 973-442-1555 ext. 111

alex.vanrees@smithsolve.com